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                     GATEWAY ENERGY CORPORATION AND SUBSIDIARIES


                               EXHIBIT 21-SUBSIDIAIRES




COMPANY                                STATE               PERCENT OWNED
-------                                -----               -------------

Gateway Pipeline Co.                   Missouri                  90%

    Gateway Energy Marketing           Texas                    100%
    Venture Resources, Inc.            Texas                    100%

Fort Cobb Oklahoma Irrigation
  Fuel Authority,L.L.C.                Oklahoma                  99%

Shoreham Gathering Company             Nebraska                  80%

Ozark Natural Gas Company              Missouri                 100%